Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

14-06

Contacts:	Derrick Jensen, CFO	Media - Deborah Buks and Molly LeCronier
	Kip Rupp, CFA - Investors	Ward Creative Communications
	Quanta Services, Inc.	713-869-0707
713-629-7600

QUANTA SERVICES REPORTS 2013 FOURTH QUARTER AND ANNUAL RESULTS

Record Annual Revenues, Earnings Per Share & Adjusted Earnings Per Share

Total Backlog Increases to Record $8.7 Billion

HOUSTON – Feb. 20, 2014 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three and twelve months ended Dec. 31, 2013. Revenues in the fourth quarter of 2013 were $1.82 billion compared to revenues of $1.67 billion in the fourth quarter of 2012. Net income from continuing operations attributable to common stock was $166.7 million, or $0.77 per diluted share, in the fourth quarter of 2013, versus net income from continuing operations attributable to common stock of $102.4 million, or $0.48 per diluted share, in the fourth quarter of 2012, which included record levels of emergency restoration service revenues. Included in net income from continuing operations attributable to common stock for the fourth quarter of 2013 was a $70.5 million after-tax gain, or approximately $0.32 per diluted share, from the sale of all of Quanta’s equity ownership interest in Howard Midstream Energy Partners, LLC (Howard Energy) on Dec. 6, 2013. Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) were $0.50 for the fourth quarter of 2013 compared to $0.51 for the fourth quarter of 2012.

“Quanta delivered another record year thanks to the commitment of our employees, who are the very best in the industry and the key to our long-term success,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Our industry remains in unprecedented times as increasing electric power regulation and the ongoing development of North American oil and gas resources continues to drive the need for energy infrastructure. Our customer relationships are expanding as capital programs become larger and more complex, requiring Quanta’s growing geographic presence and comprehensive service offerings. We believe these factors, coupled with our record backlog, will provide the opportunity for double digit growth for at least the next two years.”

Revenues for the year ended Dec. 31, 2013 were $6.52 billion compared to $5.92 billion for the year ended Dec. 31, 2012. For 2013, net income from continuing operations attributable to common stock was $401.9 million, or $1.87 per diluted share, as compared to net income from continuing operations attributable to common stock of $289.7 million, or $1.36 per diluted share, for the year ended Dec. 31, 2012. Adjusted diluted earnings per share from continuing operations (a non-GAAP measure) were $1.71 in 2013 compared to $1.52 in 2012.

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Adjusted diluted earnings per share from continuing operations is calculated as GAAP diluted earnings per share from continuing operations before the gain on the sale of Howard Energy, the release of income tax contingencies, and acquisition and other costs affecting comparability, as well as non-cash items such as amortization of intangible assets and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Quanta completed six acquisitions during 2013. Therefore, the fourth quarter and 2013 year end results include these acquisitions from the respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the three and twelve months ended Dec. 31, 2012.

Effective Dec. 31, 2013, Quanta’s Natural Gas and Pipeline Infrastructure Services segment was renamed the Oil and Gas Infrastructure Services segment to better align with this segment’s service offerings and end-customer markets. No changes have been made to this segment’s financial results.

RECENT HIGHLIGHTS

•	Selected for Three Large Electric Transmission Projects in December 2013 and January 2014 - In Dec. 2013 and Jan. 2014, Quanta announced that it had been selected for three large electric transmission projects. These projects, with a combined contract value of approximately $470 million, include segment seven and portions of segment eight of the Tehachapi Renewable Transmission Project for Southern California Edison, the Christina Lake Area Development Transmission Project in Canada for AltaLink and the Muskrat Falls HVac Transmission Project in Canada for Nalcor Energy.

•	Acquired Five Companies in January 2014 - During the first quarter of 2014, Quanta has acquired five companies. Four of these companies are electric power infrastructure services companies located in Canada, and the fifth company is a general engineering and construction company specializing in hydrant fueling, waterfront and utility construction for U.S. Department of Defense military bases and civilian applications, and its results will be generally included in Quanta’s Oil and Gas Infrastructure Services segment. The aggregate consideration for these acquisitions consisted of approximately $79.9 million in cash and approximately $36.6 million in Quanta common stock and shares of a Canadian subsidiary of Quanta that are exchangeable for shares of Quanta common stock.

•	Three-Year $500 Million Share Repurchase Program - In Dec. 2013, Quanta announced that its board of directors authorized the repurchase of up to $500 million of Quanta’s common stock through Dec. 31, 2016. Under the stock repurchase program, the company is authorized to repurchase, from time-to-time, shares of its outstanding common stock in the open market or in privately negotiated transactions, at management’s discretion based on market and business conditions, applicable legal requirements and other factors, or pursuant to an issuer repurchase plan or agreement that may be in effect.

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OUTLOOK

The overall outlook for Quanta’s business is positive. However, regulatory, permitting and other challenges may impact project timing. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s efforts to properly align these uncertainties with the backlog the company is executing on and the opportunities expected to materialize during 2014. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the first quarter of 2014 to range between $1.65 billion and $1.75 billion and diluted earnings per share from continuing operations to be $0.36 to $0.38. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the first quarter of 2014 to be $0.41 to $0.43. This non-GAAP measure is estimated on a basis similar to the calculations of historical adjusted diluted earnings per share from continuing operations presented in this press release. Amortization of intangibles and non-cash stock-based compensation expense is forecasted to be approximately $8.2 million and $7.8 million for the first quarter of 2014.

Quanta expects revenues for the full year 2014 to range between $7.4 billion and $7.8 billion. Diluted earnings per share from continuing operations for the full year 2014 are estimated to be $1.65 to $1.85. Quanta expects adjusted diluted earnings per share from continuing operations (a non-GAAP measure) for the full year 2014 to be $1.85 to $2.05. Amortization of intangibles and non-cash stock-based compensation expense is forecasted to be approximately $33.1 million and $35.3 million for the full year 2014.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for Feb. 20, 2014 at 9:30 a.m. Eastern Time. To participate in the call, dial 480-629-9644 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Internet, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A replay will also be available through Feb. 27, 2014, and may be accessed at 303-590-3030, using the pass code 4669455#. For more information, please contact Kip Rupp, vice president - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

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QUANTA SERVICES 2014 INVESTOR DAY REMINDER

Quanta Services will host and webcast its 2014 Investor Day in New York City on Feb. 25, 2014. Please note that anyone may access and listen to the webcast of the event, but attendance at the event is by invitation only. No media are allowed at the event. A live webcast of Quanta’s Investor Day event will be available over the Internet through the company’s website. Archived audio and other materials will also be available on Quanta’s website following the event.

GET THE QUANTA SERVICES IR APP

The Quanta investor relations app for iPhone, iPad and Android mobile devices is now available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in certain markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the financial flexibility afforded by the credit facility; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the outcome of pending or threatened litigation; the business plans or financial condition of our customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or our customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which we bid or are otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for acts or omissions by our partners; our inability or failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; the future development of natural resources in shale areas; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill and other intangible assets or investments; growth outpacing our decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; our dependence on suppliers, subcontractors and equipment manufacturers; risks associated with Quanta’s fiber optic licensing business, including regulatory and tax changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for services; the impact of increased healthcare costs arising from healthcare reform legislation, and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and Quanta’s Quarterly Reports on Form 10-Q for the quarters ended Mar. 31, 2013, June 30, 2013 and Sept. 30, 2013 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Twelve Months Ended December 31, 2013 and 2012 (In thousands, except per share information) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$1,817,623	$1,673,342	$6,522,842	$5,920,269
Cost of services (including depreciation)	1,514,780	1,386,603	5,467,389	4,982,562

Gross profit	302,843	286,739	1,055,453	937,707
Selling, general and administrative expenses	143,349	116,976	501,010	434,894
Amortization of intangible assets	10,109	8,910	27,515	37,691

Operating income	149,385	160,853	526,928	465,122
Interest expense	(1,188)	(1,250)	(2,668)	(3,746)
Interest income	1,150	293	3,380	1,471
Equity in earnings of unconsolidated affiliates, including gain on sale of investment	112,744	776	112,744	2,084
Other income (expense), net	555	24	(1,135)	(351)

Income from continuing operations before income taxes	262,646	160,696	639,249	464,580
Provision for income taxes	91,329	55,323	217,940	158,859

Net income from continuing operations	171,317	105,373	421,309	305,721
Income (loss) from discontinued operations, net of taxes	—	(3,364)	—	16,935

Net income	171,317	102,009	421,309	322,656
Less: Net income attributable to noncontrolling interests	4,620	3,023	19,388	16,027

Net income attributable to common stock	$166,697	$98,986	$401,921	$306,629

Amounts attributable to common stock:
Net income from continuing operations	$166,697	$102,350	$401,921	$289,694
Net income (loss) from discontinued operations	—	(3,364)	—	16,935

Net income attributable to common stock	$166,697	$98,986	$401,921	$306,629

Earnings per share attributable to common stock - basic and diluted:
Continuing operations	$0.77	$0.48	$1.87	$1.36
Discontinued operations	—	(0.02)	—	0.08

Net income attributable to common stock	$0.77	$0.46	$1.87	$1.44

Weighted average shares used in computing earnings per share:
Basic	217,287	213,285	214,929	212,777

Diluted	217,338	213,350	214,978	212,835

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$488,777	$394,701
Accounts receivable, net	1,439,115	1,328,081
Costs and estimated earnings in excess of billings on uncompleted contracts	213,478	342,777
Inventories	31,877	38,261
Prepaid expenses and other current assets	140,071	97,907

Total current assets	2,313,318	2,201,727
PROPERTY AND EQUIPMENT, net	1,205,608	1,045,983
OTHER ASSETS, net	285,725	171,566
OTHER INTANGIBLE ASSETS, net	207,877	183,836
GOODWILL	1,780,717	1,537,645

Total assets	$5,793,245	$5,140,757

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$2,234	$9
Accounts payable and accrued expenses	802,180	707,285
Billings in excess of costs and estimated earnings on uncompleted contracts	239,106	173,885

Total current liabilities	1,043,520	881,179
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	508,406	487,662

Total liabilities	1,551,926	1,368,841

TOTAL STOCKHOLDERS’ EQUITY	4,234,188	3,766,548
NONCONTROLLING INTERESTS	7,131	5,368

TOTAL EQUITY	4,241,319	3,771,916

Total liabilities and equity	$5,793,245	$5,140,757

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Twelve Months Ended December 31, 2013 and 2012 (Unaudited)

Segment Results

Effective Dec. 31, 2013, Quanta’s Natural Gas and Pipeline Infrastructure Services segment was renamed the Oil and Gas Infrastructure Services segment to better align with this segment’s service offerings and end-customer markets. No changes have been made to this segment’s financial results. Quanta reports its results under three reporting segments: (1) Electric Power Infrastructure Services, (2) Oil and Gas Infrastructure Services and (3) Fiber Optic Licensing and Other, as set forth below (in thousands, except percentages).

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013		2012		2013		2012
Revenues:
Electric Power	$1,204,915	66.3%	$1,179,637	70.5%	$4,480,647	68.7%	$4,206,509	71.1%
Oil and Gas Infrastructure	572,361	31.5	445,936	26.6	1,869,615	28.7	1,534,713	25.9
Fiber Optic Licensing and Other	40,347	2.2	47,769	2.9	172,580	2.6	179,047	3.0

Consolidated revenues	$1,817,623	100.0%	$1,673,342	100.0%	$6,522,842	100.0%	$5,920,269	100.0%

Operating income:
Electric Power	$146,083	12.1%	$158,439	13.4%	$521,855	11.6%	$520,834	12.4%
Oil and Gas Infrastructure	50,669	8.9	27,461	6.2	138,543	7.4	55,410	3.6
Fiber Optic Licensing and Other (a)	10,126	25.1	16,223	34.0	55,415	32.1	61,299	34.2
Corporate and Non-Allocated Costs	(57,493)	N/A	(41,270)	N/A	(188,885)	N/A	(172,421)	N/A

Consolidated operating income	$149,385	8.2%	$160,853	9.6%	$526,928	8.1%	$465,122	7.9%

(a)	Operating income for the three and twelve months ended Dec. 31, 2013 included $3.2 million of expense related to a change in the company’s assessment of gross receipts tax liability on certain fiber optic licensing revenues.

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles; however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts and long-term maintenance contracts, or master service agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following tables present Quanta’s total backlog by reportable segment as of December 31, 2013, September 30, 2013 and December 31, 2012 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	December 31, 2013		September 30, 2013		December 31, 2012
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power	$3,346.7	$5,964.1	$2,918.4	$5,322.4	$2,864.9	$4,918.2
Oil and Gas Infrastructure	1,515.6	2,218.5	1,305.7	2,220.8	797.0	1,566.3
Fiber Optic Licensing and Other	137.9	545.5	140.9	545.2	145.0	502.5

Total	$5,000.2	$8,728.1	$4,365.0	$8,088.4	$3,806.9	$6,987.0

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2013 and 2012

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share from continuing operations is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; and (iv) income tax contingency releases and audit settlements vary period to period depending on the level of reserves for uncertain tax positions, the expiration of various federal and state tax statute of limitations periods, and the dates on which tax audits are completed.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Adjusted diluted earnings per share from continuing operations:
Net income from continuing operations attributable to common stock (GAAP as reported)	$166,697	$102,350	$401,921	$289,694
Adjustments, net of income taxes:
Impact of sale of equity ownership interest in Howard Energy (a)	(70,477)	—	(70,477)	—
Impact of income tax contingency releases and certain audit settlements (b)	(3,469)	(2,671)	(10,021)	(7,856)
Charges associated with gross receipts tax (c)	1,865	—	1,865	—
Acquisition costs	1,976	—	5,714	1,961

Adjusted net income from continuing operations attributable to common stock before certain non-cash adjustments	96,592	99,679	329,002	283,799
Non-cash stock-based compensation (d)	4,958	3,580	21,884	15,854
Amortization of intangible assets	6,453	5,775	17,608	24,603

Adjusted net income from continuing operations attributable to common stock for adjusted diluted earnings per share from continuing operations	$108,003	$109,034	$368,494	$324,256

Calculation of weighted average shares for adjusted diluted earnings per share from continuing operations:
Weighted average shares outstanding for basic earnings per share	217,287	213,285	214,929	212,777
Effect of dilutive stock options	51	65	49	58

Weighted average shares outstanding for adjusted diluted earnings per share	217,338	213,350	214,978	212,835

Adjusted diluted earnings per share from continuing operations	$0.50	$0.51	$1.71	$1.52

(a)	Quanta sold all of its equity ownership interest in Howard Energy for cash proceeds of approximately $221 million on Dec. 6, 2013.
(b)	Reflects the elimination of tax benefits primarily associated with the expiration of various federal and state tax statute of limitations periods, and certain income tax audit settlements. Benefits such as these are subject to significant uncertainty surrounding the timing and amount of their release.
(c)	Quanta revised its assessment of the applicability of state gross receipts tax requirements to its fiber optic licensing revenues as a result of a recent industry related legal proceeding.
(d)	Included in the twelve months ended December 31, 2013 amount is $4.3 million, or $2.6 million net of tax, of non-cash stock-based compensation expense associated with the accelerated vesting of restricted stock and RSUs held by Quanta’s former executive chairman upon his retirement in May 2013.